Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2015 FOURTH QUARTER

AND YEAR END RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, February 11, 2016 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported strong results for the fourth quarter and year ended December 31, 2015. Operating EBITDA* in the fourth quarter of 2015 was $61.5 million, compared to $71.3 million in the fourth quarter of 2014 and $61.1 million in the prior quarter of 2015. For 2015, Operating EBITDA was $234.0 million, compared to $239.8 million for 2014.

For the fourth quarter of 2015, our net income was $21.7 million, or $0.34 per basic and $0.33 per diluted share, compared to $3.2 million, or $0.05 per basic and diluted share, in the fourth quarter of 2014 and $23.8 million, or $0.37 per basic and diluted share, in the prior quarter of 2015. For 2015, net income was $75.5 million, or $1.17 per basic and diluted share, compared to $113.2 million, or $1.82 per basic and $1.81 per diluted share, in 2014.

Summary Financial Highlights

	Q4 2015	Q3 2015	Q4 2014	Year 2015	Year 2014
	(in millions, except per share amounts)
Pulp revenues	$216.3	$249.1	$258.7	$946.2	$1,073.6
Energy and chemical revenues	$21.5	$21.8	$23.9	$87.0	$101.5
Operating income	$44.2	$44.0	$52.3	$165.7	$161.8
Operating EBITDA*	$61.5	$61.1	$71.3	$234.0	$239.8
Gain (loss) on settlement of debt	$-	$-	$(28.5)	$-	$3.4
Foreign exchange loss on intercompany debt	$(0.9)	$-	$(1.4)	$(5.3)	$(4.8)
Gain (loss) on derivative instruments	$(0.2)	$(0.3)	$2.3	$(0.9)	$11.5
Income tax benefit (provision)	$(7.7)	$(6.6)	$(6.0)	$(29.4)	$16.8
Net income(1)	$21.7	$23.8	$3.2	$75.5	$113.2
Net income per share(1)
Basic	$0.34	$0.37	$0.05	$1.17	$1.82
Diluted	$0.33	$0.37	$0.05	$1.17	$1.81
Common shares outstanding at period end	64.5	64.5	64.3	64.5	64.3

(1) Attributable to common shareholders.

Summary Operating Highlights
	Q4 2015	Q3 2015	Q4 2014	Year 2015	Year 2014
Pulp production (‘000 ADMTs)	367.0	369.5	373.7	1,458.0	1,485.0
Annual maintenance downtime (‘000 ADMTs)	7.5	11.1	3.8	58.4	31.6
Annual maintenance downtime (days)	4	11	2	40	24
Pulp sales (‘000 ADMTs)	351.9	390.2	361.3	1,463.1	1,486.4
Average NBSK pulp list price in Europe ($/ADMT)(1)	817	843	935	850	928
Average NBSK pulp list price in North America ($/ADMT)(1)	945	967	1,025	972	1,025
Average NBSK pulp list price in China ($/ADMT)(1)	600	638	715	643	733
Average pulp sales realizations ($/ADMT)(2)	609	632	709	640	715
Energy production (‘000 MWh)	465.9	475.5	469.0	1,846.8	1,853.5
Energy sales (‘000 MWh)	204.4	214.8	201.8	815.0	807.8
Average energy sales realizations ($/MWh)	92	91	105	92	110
Average Spot Currency Exchange Rates:
$ / €(3)	1.0954	1.1119	1.2497	1.1096	1.3297
$ / C$(3)	0.7487	0.7642	0.8808	0.7830	0.9060

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon buying rates over the reporting period.

*  Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, the Chief Executive Officer, stated: “We are generally pleased with our performance and results for 2015 as:

●	strong operating performance and the strength of the dollar helped us generate $234.0 million in Operating EBITDA and $75.5 million in net income;

●

we continued to strengthen our balance sheet and increased our cash position to $99.6 million from $53.2 million and our working capital to $284.4 million from $242.4 million, respectively, from the start of the year;

●	we reduced our debt by $35.6 million;

●	mid-way through the year, our board instituted a quarterly cash dividend of $0.115 per share and we returned approximately $14.8 million to our shareholders;

●	we initiated a broad company-wide program to enhance safety performance at all of our operations; and

●	we were successful in our appeal before the B.C. Utilities Commission and recovered $6.1 million and completed our NAFTA hearing and are awaiting a decision currently expected some time in 2016.”

Mr. Gandossi continued: “As our operating costs are primarily incurred in euros and Canadian dollars and our principal product, NBSK pulp, is quoted in U.S. dollars, our business and operating margins materially benefit from the current strength of the U.S. dollar. However, our energy and chemical sales are made in local currencies and our realizations decline in U.S. dollar terms when the U.S. dollar strengthens.”

He said: “During the current quarter, the U.S. dollar was 12% and 15% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014, which largely contributed to a 16% reduction in our operating costs in the current quarter of 2015. Overall, in 2015, the U.S. dollar was 16% and 14% stronger against the euro and Canadian dollar, respectively, compared to 2014, which largely contributed to an approximately 14% reduction in our operating costs in 2015.”

Mr. Gandossi stated: “The strengthening of the U.S. dollar increased the costs to our European and Asian customers and put downward pressure on pulp prices in the fourth quarter of 2015 and 2015 overall. As a result, our pulp sales realizations in the current quarter declined by approximately 14% and 4%, compared to the same quarter of 2014 and the prior quarter, respectively. Pulp sales realizations in 2015 declined by approximately 10%, compared to 2014.

At the end of 2015, list pulp prices in Europe were approximately $800 per ADMT, while list prices in North America and China were approximately $940 and $595 per ADMT, respectively. At year end, world producer inventories of NBSK pulp were generally balanced at about 29 days’ supply.”

Mr. Gandossi continued: “In the fourth quarter of 2015, we successfully resolved a disputed element of our Celgar mill’s existing energy contract and recovered $6.1 million which was recorded as a reduction of the mill’s energy costs.”

Mr. Gandossi continued: “Our mills generally performed well in 2015, including in the fourth quarter.

In the current quarter, we had four days (approximately 7,500 ADMTs) of annual maintenance downtime at our Stendal mill which included approximately $2.4 million in direct costs, compared to two days in the comparative quarter of 2014. Overall in 2015, we had 40 days (approximately 58,400 ADMTs) of annual maintenance downtime, which included approximately $26.4 million in direct costs, compared to 24 days in 2014. Many of our competitors who report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of annual maintenance downtime.”

He continued: “In the current quarter, we had Operating EBITDA of $61.5 million, compared to $71.3 million in the same period of 2014. Overall in 2015, we had Operating EBITDA of $234.0 million, compared to $239.8 million in 2014.”

Mr. Gandossi added: “Net income in the fourth quarter of 2015 increased to $21.7 million from $3.2 million in the comparative quarter of 2014, which included a loss of $28.5 million on the settlement of debt in connection with the refinancing of our long-term debt. In 2015, net income was $75.5 million, compared to $113.2 million in 2014, which included a net income tax benefit of $16.8 million, a non-cash gain on derivative instruments of $11.5 million and a net gain on the settlement of debt of $3.4 million.”

Mr. Gandossi added: “Currently, the NBSK market fundamentals are generally positive and we currently expect demand to remain steady in the first quarter of 2016, as customer inventories continue to be at normal levels. However, the continuing strength of the U.S. dollar may continue to pressure pulp prices.”

Mr. Gandossi concluded: “With our strengthened capital structure and balance sheet, along with our world-class mills, we are well positioned to enhance value for our stakeholders through both organic and strategic initiatives and our focus on continual improvement.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on April 5, 2016 to all shareholders of record on March 28, 2016. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended December 31, 2015 Compared to Three Months Ended December 31, 2014

Total revenues for the fourth quarter of 2015 were $237.8 million, compared to $282.6 million in the comparative quarter of 2014.

In the current quarter of 2015, pulp revenues decreased to $216.3 million from $258.7 million in the comparative quarter of 2014, primarily due to lower pulp sales realizations and sales volumes.

In the current quarter of 2015, energy and chemical revenues decreased to $21.5 million from $23.9 million in the same quarter last year primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar, partially offset by higher sales volumes.

Pulp production decreased by approximately 2% to 367,010 ADMTs in the current quarter from 373,681 ADMTs in the same quarter of 2014, primarily as a result of higher downtime. In the current quarter, we had an aggregate of four days (approximately 7,500 ADMTs) of annual maintenance downtime, including $2.4 million in direct out-of-pocket expenses, compared to two days in the same period of 2014. Many of our competitors that report their financial results using IFRS capitalize their direct costs of annual maintenance downtime. Going forward, we have no days of annual maintenance downtime scheduled for the first quarter of 2016.

Pulp sales volumes decreased to 351,875 ADMTs in the current quarter from 361,302 ADMTs in the comparative quarter of 2014, primarily due to a delay in shipping volumes to China that were scheduled for late 2015 into 2016. In the current quarter of 2015, list prices for NBSK pulp declined from the same quarter of 2014, largely as a result of the strengthening of the U.S. dollar.

Average pulp sales realizations decreased by about 14% to $609 per ADMT from approximately $709 per ADMT in the same quarter last year primarily due to lower list prices.

During the current quarter, the U.S. dollar was 12% and 15% stronger against the euro and the Canadian dollar, respectively, compared to the same quarter of 2014.

Costs and expenses in the fourth quarter of 2015 decreased by approximately 16% to $193.7 million from $230.3 million in the comparative period of 2014, primarily due to the overall impact on costs of the stronger U.S. dollar. Additionally, in the current quarter energy costs benefitted from a recovery of $6.1 million as a result of a successful appeal before the British Columbia Utilities Commission of certain elements of our Celgar mill’s energy purchase agreement.

Selling, general and administrative expenses in the fourth quarter of 2015 decreased by 20% to $10.7 million from $13.3 million, due to the stronger U.S. dollar.

Transportation costs decreased to $17.0 million in the current quarter of 2015 from $20.1 million in the comparative quarter of 2014, primarily due to the impact of the stronger U.S. dollar.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 11% from the same quarter of 2014, primarily as a result of the effect of a strong U.S. dollar. In the current quarter, in euro terms, average fiber prices in Germany were approximately 1% lower than the comparative quarter of 2014. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill increased by 17% versus the comparative quarter of 2014, due to the impact of a stronger U.S. dollar, as a portion of the Celgar mill’s fiber is sourced in U.S. dollars.

In the fourth quarter of 2015, our operating income decreased to $44.2 million from $52.3 million in the comparative quarter of 2014, primarily due to lower pulp sales realizations, partially offset by the positive impact of a stronger U.S. dollar on our costs.

Interest expense decreased by 14% to $13.3 million in the fourth quarter of 2015 from $15.4 million in the comparative quarter of 2014, primarily as a result of lower indebtedness.

In the fourth quarter of 2015, Operating EBITDA decreased by approximately 14% to $61.5 million from $71.3 million in the fourth quarter of 2014, as a result of lower pulp sales realizations, partially offset by a stronger U.S. dollar.

In the current quarter, we recorded a derivative loss of $0.2 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $2.3 million in the same quarter of 2014.

During the current quarter of 2015, we recorded an income tax expense of $7.7 million, compared to $6.0 million in the comparative quarter of 2014.

Net income attributable to common shareholders was $21.7 million, or $0.34 per basic and $0.33 per diluted share, in the fourth quarter of 2015. In the comparative quarter of 2014, net income attributable to common shareholders was $3.2 million, or $0.05 per basic and diluted share, after giving effect to a $28.5 million loss on the settlement of debt resulting from the refinancing of our long-term debt.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Total revenues in 2015 decreased by approximately 12% to $1,033.2 million from $1,175.1 million in 2014.

Pulp revenues in 2015 decreased by approximately 12% to $946.2 million from $1,073.6 million in 2014, due to lower pulp sales realizations and sales volumes.

Energy and chemical revenues decreased by approximately 14% to $87.0 million in 2015 from $101.5 million in 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar, partially offset by higher sales volumes.

Pulp production marginally decreased by approximately 2% to 1,457,973 ADMTs in 2015 from 1,485,011 ADMTs in 2014. We had an aggregate of 40 days (approximately 58,400 ADMTs) of annual maintenance downtime at our mills in 2015, including $26.4 million in direct out-of-pocket expenses, compared to 24 days (approximately 31,600 ADMTs) in 2014, including $19.3 million in direct out-of-pocket expenses. Many of our competitors that report their financial results using IFRS capitalize their direct costs of annual maintenance downtime. In 2016, we currently estimate taking an aggregate of 39 days of annual maintenance downtime at our mills.

Pulp sales volumes marginally decreased by approximately 2% to 1,463,132 ADMTs in 2015 from 1,486,356 ADMTs in 2014, primarily due to lower production resulting from higher annual maintenance downtime days in 2015.

Average list prices for NBSK pulp in Europe were approximately $850 per ADMT in 2015, compared to approximately $928 per ADMT in 2014. Average list prices for NBSK pulp in North America and China were approximately $972 per ADMT and $643 per ADMT, respectively, in 2015, compared to approximately $1,025 per ADMT and $733 per ADMT, respectively, in 2014.

Average pulp sales realizations decreased by approximately 10% to $640 per ADMT in 2015 from approximately $715 per ADMT last year, primarily due to lower list prices resulting from the strength of the U.S. dollar.

In 2015, the U.S. dollar was 16% and 14% stronger against the euro and Canadian dollar, respectively, compared to 2014.

Costs and expenses in 2015 decreased by approximately 14% to $867.5 million from $1,013.3 million in 2014, primarily due to the overall impact on costs of the stronger U.S. dollar, partially offset by higher annual maintenance downtime costs.

Selling, general and administrative expenses decreased marginally to $46.2 million from $47.9 million in 2014, due to the stronger U.S. dollar.

Transportation costs decreased to $74.4 million in 2015 from $88.6 million in 2014, primarily due to the impact of a stronger U.S. dollar.

On average, our overall per unit fiber costs in 2015 decreased by approximately 14% from 2014, primarily as a result of the effect of a strong U.S. dollar versus the euro and the Canadian dollar on local currency per unit fiber prices. In 2015, in local currency terms, average fiber prices in Germany were marginally lower than in 2014, as a result of a generally balanced wood market. In Canadian dollar terms, average fiber prices for our Celgar mill were approximately 17% higher than in 2014, due to the impact of a stronger U.S. dollar, as a portion of our Celgar mill’s fiber is sourced in U.S. dollars and due to increased demand for chips in our Celgar mill’s procurement area from coastal pulp mills.

In 2015, our operating income increased to $165.7 million from $161.8 million in 2014, primarily due to the effect of a strong U.S. dollar, partially offset by lower pulp sales realizations and higher annual maintenance downtime costs.

Interest expense in 2015 decreased by approximately 20% to $53.9 million from $67.5 million in 2014, primarily due to lower indebtedness.

The noncontrolling shareholder’s interest in the Stendal mill’s net income, which was eliminated in the third quarter of 2014, was $7.8 million in 2014.

In 2015, Operating EBITDA marginally decreased by 2% to $234.0 million from $239.8 million in 2014, as the decline in pulp sales realizations, lower energy revenues and higher maintenance costs more than offset the positive effect of the strength of the U.S. dollar.

In 2015, we recorded a derivative loss of $0.9 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $11.5 million in 2014.

During 2014, we recorded a net gain on the settlement of debt of $3.4 million, which reflected a gain of $31.9 million on our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal, in large part offset by a loss of $28.5 million on the settlement of debt resulting from the refinancing of our long-term debt.

During 2015, as a result of the strengthening of the U.S. dollar versus the euro, we recorded a non-cash loss on the foreign exchange translation of inter-company debt between Mercer Inc. and its wholly-owned subsidiaries of $5.3 million, compared to $4.8 million in 2014.

During 2015, we recorded an income tax expense of $29.4 million, compared to a net income tax benefit of $16.8 million in 2014, due to the recognition of income tax loss carry-forwards.

We had net income attributable to common shareholders of $75.5 million, or $1.17 per basic and diluted share, in 2015. In 2014, net income attributable to common shareholders was $113.2 million, or $1.82 per basic and $1.81 per diluted share, which included a net income tax benefit of $16.8 million, a non-cash gain on derivative instruments of $11.5 million and a net gain on the settlement of debt of $3.4 million.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	Year Ended December 31,
	2015	2014
	(in thousands)
Financial Position
Cash and cash equivalents	$99,629	$53,172
Working capital	$284,390	$242,364
Total assets	$1,182,817	$1,306,229
Long-term liabilities	$695,420	$751,846
Total equity	$382,976	$438,880

As at December 31, 2015, we had approximately $137.0 million available under our revolving credit facilities.

During 2015, as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar, we recorded a non-cash reduction in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash reduction of approximately $123.0 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as a reduction to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, February 12, 2016 at 10:00 AM (Eastern Standard Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/giumnec9 or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$99,629	$53,172
Restricted cash	9,230	10,286
Accounts receivable	134,254	141,088
Inventories	141,001	146,576
Prepaid expenses and other	4,697	6,745

Total current assets	388,811	357,867

Property, plant and equipment, net	762,391	883,150
Intangible and other assets	8,461	8,925
Deferred income tax	23,154	56,287

Total assets	$1,182,817	$1,306,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$96,032	$102,225
Dividends payable	7,418	-
Pension and other post-retirement benefit obligations	971	1,177
Debt	-	12,101

Total current liabilities	104,421	115,503

Debt	638,043	661,570
Interest rate derivative liability	6,533	17,962
Pension and other post-retirement benefit obligations	25,374	34,837
Capital leases and other	12,299	15,321
Deferred income tax	13,171	22,156

Total liabilities	799,841	867,349

Shareholders’ equity
Common shares	64,424	64,156
Additional paid-in capital	329,246	326,951
Retained earnings	160,880	100,214
Accumulated other comprehensive loss	(171,574)	(52,441)

Total shareholders’ equity	382,976	438,880

Total liabilities and shareholders’ equity	$1,182,817	$1,306,229

(1)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Pulp	$216,313	$258,685	$946,237	$1,073,632
Energy and chemicals	21,515	23,940	86,967	101,480

	237,828	282,625	1,033,204	1,175,112
Costs and expenses
Operating costs, excluding depreciation and amortization	165,776	198,112	753,523	887,712
Operating depreciation and amortization	17,174	18,891	67,761	77,675
Selling, general and administrative expenses	10,706	13,274	46,236	47,927

Operating income	44,172	52,348	165,684	161,798

Other income (expense)
Interest expense	(13,256)	(15,445)	(53,891)	(67,516)
Gain (loss) on settlement of debt	-	(28,494)	-	3,357
Foreign exchange loss on intercompany debt	(874)	(1,412)	(5,306)	(4,777)
Gain (loss) on derivative instruments	(236)	2,277	(935)	11,501
Other expense	(432)	(52)	(601)	(171)

Total other expense	(14,798)	(43,126)	(60,733)	(57,606)

Income before income taxes	29,374	9,222	104,951	104,192
Income tax benefit (provision)
Current	(2,644)	(2,609)	(11,934)	(5,242)
Deferred	(5,034)	(3,408)	(17,515)	22,016

Net income	21,696	3,205	75,502	120,966
Less: net income attributable to noncontrolling interest	-	-	-	(7,812)

Net income attributable to common shareholders	$21,696	$3,205	$75,502	$113,154

Net income per share attributable to common shareholders
Basic	$0.34	$0.05	$1.17	$1.82
Diluted	$0.33	$0.05	$1.17	$1.81

Cash dividends declared per common share	$0.115	$-	$0.230	$-

(2)

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Year Ended December 31,
	2015	2014	2013
Cash flows from (used in) operating activities
Net income (loss)	$75,502	$120,966	$(25,768)
Adjustments to reconcile net income (loss) to cash flows from operating activities
Gain on settlement of debt	-	(3,357)	-
Unrealized (gain) loss on derivative instruments	573	(11,501)	(21,494)
Depreciation and amortization	68,333	78,012	78,645
Deferred income taxes	17,515	(22,016)	11,482
Foreign exchange (gain) loss on intercompany debt	5,306	4,777	(904)
Defined benefit pension plan and other post-retirement benefit plan expense	2,162	2,475	3,526
Stock compensation expense	2,409	1,586	3,574
Other	2,756	2,076	4,073
Defined benefit pension plan and other post-retirement benefit plan contributions	(2,349)	(2,951)	(2,878)
Changes in working capital
Accounts receivable	(11,256)	(25,113)	13,993
Inventories	(13,235)	6,445	(14,563)
Accounts payable and accrued expenses	9,665	(5,382)	(11,569)
Other	1,839	(1,429)	(1,792)

Net cash from (used in) operating activities	159,220	144,588	36,325

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(46,536)	(34,612)	(45,707)
Purchase of intangible assets	(3,809)	(4,776)	-
Restricted cash	-	(10,627)	-
Other	528	910	739

Net cash from (used in) investing activities	(49,817)	(49,105)	(44,968)

Cash flows from (used in) financing activities
Repayment of debt and repurchase of notes	(10,763)	(891,019)	(56,416)
Proceeds from issuance of notes and borrowings of debt	-	650,000	74,472
Proceeds from issuance of shares	-	53,859	-
Dividend payment	(7,418)	-	-
Proceeds from (repayment of) revolving credit facilities, net	(23,058)	26,254	(5,640)
Payment of interest rate derivative liability	(13,530)	-	-
Repayment of capital lease obligations	(2,412)	(2,465)	(2,593)
Proceeds from sale and lease-back transactions	466	1,533	-
Payment of note issuance costs	(326)	(20,169)	(3,855)
Proceeds from government grants	158	6,699	9,265
Other	219	(444)	-

Net cash from (used in) financing activities	(56,664)	(175,752)	15,233

Effect of exchange rate changes on cash and cash equivalents	(6,282)	(14,287)	3,699

Net increase (decrease) in cash and cash equivalents	46,457	(94,556)	10,289
Cash and cash equivalents, beginning of year	53,172	147,728	137,439

Cash and cash equivalents, end of year	$99,629	$53,172	$147,728

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income attributable to common shareholders to Operating EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to common shareholders	$21,696	$3,205	$75,502	$113,154
Net income attributable to noncontrolling interest	-	-	-	7,812
Income tax provision (benefit)	7,678	6,017	29,449	(16,774)
Interest expense	13,256	15,445	53,891	67,516
(Gain) loss on settlement of debt	-	28,494	-	(3,357)
(Gain) loss on derivative instruments	236	(2,277)	935	(11,501)
Foreign exchange loss on intercompany debt	874	1,412	5,306	4,777
Other expense	432	52	601	171

Operating income	44,172	52,348	165,684	161,798
Add: Depreciation and amortization	17,377	18,977	68,333	78,012

Operating EBITDA	$61,549	$71,325	$234,017	$239,810

(4)

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